Exhibit 99.1

GREEN BRICK PARTNERS, INC. REPORTS STRONG SECOND QUARTER 2017 RESULTS
Second Quarter Basic EPS of $0.16 and Basic Adjusted EPS of $0.25, up 14.3% and 13.6%;
Second Quarter Pre-Tax Income of $12.0 million, up 9.9%;
Second Quarter Revenue of $105.0 million, up 6.1%;
Backlog of $165.2 million, up 17.7%

PLANO, Texas, August 7, 2017 — Green Brick Partners, Inc. (NASDAQ: GRBK) (“we,” “Green Brick” or the “Company”), today reported results for its second quarter ended June 30, 2017.

Results for the Second Quarter Ended June 30, 2017:

•
Basic net income attributable to Green Brick per common share (“EPS”) for the three months ended June 30, 2017 was $0.16, an increase of 14.3%, compared to $0.14 for the three months ended June 30, 2016. Basic adjusted net income attributable to Green Brick per common share (“Adjusted EPS”) for the three months ended June 30, 2017 was $0.25, an increase of 13.6%, compared to $0.22 for the three months ended June 30, 2016. See “Reconciliation of Non-GAAP Financial Measures.”

•
For the three months ended June 30, 2017, the Company had: pre-tax income of $12.0 million, an increase of 9.9%, compared to $11.0 million for the three months ended June 30, 2016; gross profit of $22.9 million, an increase of 3.7%, compared to $22.1 million for the three months ended June 30, 2016; and revenue of $105.0 million, an increase of 6.1%, compared to $98.9 million for three months ended June 30, 2016.

•
Builder operations revenue for the three months ended June 30, 2017 was $100.3 million, an increase of 7.1%, compared to $93.7 million for the three months ended June 30, 2016. Land development revenue for the three months ended June 30, 2017 was $4.6 million, a decrease of 11.5%, compared to $5.2 million for the three months ended June 30, 2016.

•
The dollar value of backlog units as of June 30, 2017 was $165.2 million, an increase of 17.7% compared to June 30, 2016. The average sales price of homes in backlog increased $41,812, or 9.1%, to $498,955 for the three months ended June 30, 2017, compared to $457,143 for the three months ended June 30, 2016.

•	Homes under construction increased 8.2% to 714 as of June 30, 2017, compared to 660 as of June 30, 2016.

Results for the Six Months Ended June 30, 2017:

•
Basic EPS for the six months ended June 30, 2017 was $0.28, an increase of 40.0%, compared to $0.20 for the six months ended June 30, 2016. Basic Adjusted EPS for the six months ended June 30, 2017 was $0.45, an increase of 40.6%, compared to $0.32 for the six months ended June 30, 2016. See “Reconciliation of Non-GAAP Financial Measures.”

•
For the six months ended June 30, 2017, the Company had: pre-tax income of $22.1 million, an increase of 42.8%, compared to $15.5 million for the six months ended June 30, 2016; gross profit of $44.2 million, an increase of 21.0%, compared to $36.5 million for the six months ended June 30, 2016; and revenue of $204.3 million, an increase of 21.0%, compared to $168.9 million for six months ended June 30, 2016.

•
Builder operations revenue for the six months ended June 30, 2017 was $193.7 million, an increase of 20.8%, compared to $160.4 million for the six months ended June 30, 2016. Land development revenue for the six months ended June 30, 2017 was $10.5 million, an increase of 23.6%, compared to $8.5 million for the six months ended June 30, 2016.

“We had a great second quarter where backlog increased almost 18% from 2016 and more importantly net new home orders increased 13%,” said James R. Brickman, Green Brick’s Chief Executive Officer. “We currently own or control just under 5,400 home sites, up over 900 lots, from 2016. Our adjusted homebuilding gross margin of 22.4% was among the highest in the industry.”

Earnings Conference Call:
We will host our earnings conference call to discuss our second quarter ended June 30, 2017 at 12:00 p.m. Eastern Time on Tuesday, August 8, 2017. The call can be accessed by dialing 800-374-0137 for domestic participants or 904-685-8013 for international participants. Participants should reference conference ID code 58946666. A replay of the call will be available from approximately 3:00 p.m. Eastern Time on August 8, 2017 through 11:59 p.m. Eastern Time on August 15, 2017. To access the replay, the domestic dial-in number is 855-859-2056, the international dial-in number is 404-537-3406 and the conference ID code is 58946666.

Change in Classification:
Certain indirect project costs previously classified as salary expense and selling, general and administrative expense have been classified as cost of residential units for the three and six months ended June 30, 2016 to properly present cost of residential units, salary expense, and selling, general and administrative expense.

Reconciliation of Non-GAAP Financial Measures:
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

GREEN BRICK PARTNERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sale of residential units	$100,345	$93,732	$193,742	$160,360
Sale of land and lots	4,606	5,204	10,546	8,534
Total revenues	104,951	98,936	204,288	168,894
Cost of residential units	78,553	73,447	152,314	126,651
Cost of land and lots	3,472	3,373	7,762	5,713
Total cost of sales	82,025	76,820	160,076	132,364
Total gross profit	22,926	22,116	44,212	36,530
Salary expense	(5,332)	(5,537)	(10,767)	(10,631)
Selling, general and administrative expense	(4,167)	(4,251)	(8,445)	(8,144)
Operating profit	13,427	12,328	25,000	17,755
Other income, net	386	1,320	928	1,836
Income before provision for income taxes	13,813	13,648	25,928	19,591
Income tax provision	4,382	4,230	8,271	5,683
Net income	9,431	9,418	17,657	13,908
Less: net income attributable to noncontrolling interests	1,742	2,675	3,771	4,071
Net income attributable to Green Brick Partners, Inc.	$7,689	$6,743	$13,886	$9,837

Net income attributable to Green Brick Partners, Inc. per common share:
Basic	$0.16	$0.14	$0.28	$0.20
Diluted	$0.16	$0.14	$0.28	$0.20
Weighted average common shares used in the calculation of net income attributable to Green Brick Partners, Inc. per common share:
Basic	49,047	48,894	49,003	48,852
Diluted	49,123	48,894	49,070	48,852

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
New Homes Delivered and Home Sales Revenue	2017	2016	Change	%	2017	2016	Change	%
New homes delivered	237	212	25	11.8%	463	373	90	24.1%
Home sales revenue ($ in thousands)	$100,345	$93,732	$6,613	7.1%	$193,742	$160,360	$33,382	20.8%
Average sales price of homes delivered	$423,397	$442,132	$(18,735)	(4.2)%	$418,449	$429,920	$(11,471)	(2.7)%

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
Land and Lots Sales Revenue	2017	2016	Change	%	2017	2016	Change	%
Land and lots sold	37	39	(2)	(5.1)%	84	67	17	25.4%
Land and lots sales revenue ($ in thousands)	$4,606	$5,204	$(598)	(11.5)%	$10,546	$8,534	$2,012	23.6%
Average sales price of land and lots sold	$124,481	$133,419	$(8,938)	(6.7)%	$125,547	$127,369	$(1,822)	(1.4)%

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
New Home Orders & Backlog	2017	2016	Change	%	2017	2016	Change	%
Net new home orders	270	239	31	13.0%	557	479	78	16.3%
Average selling communities	52	46	6	13.0%	53	46	7	15.2%
Selling communities at end of period	54	48	6	12.5%	54	48	6	12.5%
Backlog ($ in thousands)	$165,154	$140,343	$24,811	17.7%
Backlog (units)	331	307	24	7.8%
Average sales price of backlog	$498,955	$457,143	$41,812	9.1%

The following table calculates the non-GAAP measure of Adjusted EPS for the three and six months ended June 30, 2017 and June 30, 2016 and reconciles these amounts to net income attributable to Green Brick, as reported and prepared in accordance with GAAP. Adjusted EPS for the three and six months ended June 30, 2017 and June 30, 2016 means pre-tax income for the period presented divided by the weighted average number of common shares outstanding for the three and six months ended June 30, 2017 and June 30, 2016, respectively. Pre-tax income represents net income attributable to Green Brick for the period excluding provision for income taxes attributable to Green Brick. Due to our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes, we believe pre-tax income is a useful measure of the Company’s ability to service debt and obtain financing.

(In thousands, except per share amounts):	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Basic Adjusted EPS
Net income attributable to Green Brick —basic	$7,689	$6,743	$13,886	$9,837
Income tax provision attributable to Green Brick	$4,349	$4,213	$8,204	$5,636
Pre-tax income	$12,038	$10,956	$22,090	$15,473
Adjusted weighted-average number of shares outstanding —basic	49,047	48,894	49,003	48,852
Basic Adjusted EPS	$0.25	$0.22	$0.45	$0.32
Diluted Adjusted EPS
Net income attributable to Green Brick —diluted	$7,689	$6,743	$13,886	$9,837
Income tax provision attributable to Green Brick	$4,349	$4,213	$8,204	$5,636
Pre-tax income	$12,038	$10,956	$22,090	$15,473
Adjusted weighted-average number of shares outstanding —diluted	49,123	48,894	49,070	48,852
Diluted Adjusted EPS	$0.25	$0.22	$0.45	$0.32

The following table calculates the non-GAAP measure of Adjusted Homebuilding Gross Margin for the three and six months ended June 30, 2017 and June 30, 2016 and reconciles these amounts to homebuilding gross margin, as reported and prepared in accordance with GAAP.

(In thousands):	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Homebuilding gross margin	$21,792	$20,285	$41,428	$33,709
Add back: capitalized interest charged to cost of sales	698	648	$1,303	$1,625
Adjusted Homebuilding Gross Margin	$22,490	$20,933	$42,731	$35,334

About Green Brick Partners, Inc.:
Green Brick Partners, Inc. (NASDAQ: GRBK) is a uniquely structured company that combines residential land development and homebuilding. The Company acquires and develops land, provides land and construction financing to its controlled builders and participates in the profits of its controlled builders. The Company owns a controlling interest in four homebuilding companies in Dallas, Texas (CB JENI Homes DFW LLC, Normandy Homes (a division of CB JENI), Southgate Homes DFW LLC, and Centre Living Homes, LLC), as well as a leading homebuilder in Atlanta, Georgia (The Providence Group of Georgia, L.L.C.). The Company is engaged in all aspects of the homebuilding process, including land acquisition and the development, entitlements, design, construction, marketing and sales and the creation of brand images at its residential neighborhoods and master planned communities. For more information about Green Brick Partners, Inc.’s homebuilding partners go to www.greenbrickpartners.com/building-partners.html.

Forward-Looking and Cautionary Statements
Any statements in this press release about Green Brick’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “outlook,” “strategy,” “positioned,” “intends,” “plans,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense. These statements are based on assumptions that Green Brick has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Accordingly, all such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: general economic conditions, seasonality, cyclicality and competition in the homebuilding industry; demand for real estate investments in the geographic markets in which we operate; significant inflation or deflation; labor and raw material shortages; the failure to recruit, retain and develop highly skilled and competent employees; an inability to acquire land suitable for residential homebuilding at reasonable prices; an inability to develop and sell communities successfully or within expected timeframes; risks related to regulatory approvals and government regulation; the interpretation of or changes to tax, labor and environmental laws and regulations; volatility of mortgage interest rates; the unavailability of mortgage financing; the occurrence of severe weather or natural disasters; risks related to future growth through strategic investments, joint ventures, partnerships and/or acquisitions; the inability to obtain suitable bonding for the development of housing projects; difficulty in obtaining sufficient capital; the occurrence of a major health and safety incident; poor relations with the residents of our communities; information technology failures and data security breaches; product liability claims, litigation and warranty claims; our debt and related service obligations; required accounting changes; an inability to maintain effective internal control over financial reporting; and other risks and uncertainties inherent in our business. Additional factors that could cause actual results to differ from those anticipated are discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by Green Brick, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this press release, and Green Brick undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

Contact: Richard A. Costello
Chief Financial Officer
(469) 573-6755